EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141298, No. 333-46808 and No. 333-29023 on Form S-8 of our report dated May 28, 2008, relating to the consolidated financial statements of Polo Ralph Lauren Corporation and subsidiaries (the “Company”), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective April 1, 2007, and the Company’s elected application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, effective April 2, 2006, appearing in this Annual Report on Form 10-K of Polo Ralph Lauren Corporation and subsidiaries for the year ended March 28, 2009.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 26, 2009